Exhibit 99

Press Release

HORIZON OFFSHORE REPORTS FIRST QUARTER RESULTS AND FILES FORM 10-Q

HOUSTON, May 18, 2004 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF - News) reported a net loss for the quarter ended March 31, 2004 of $(10.7) million, or $(0.40) per share-diluted. This compares with a net loss of $(2.9) million, or $(0.11) per share-diluted, for the first quarter of 2003.

For the first quarter of 2004, gross profit was $(0.1) million, on revenues of $42.5 million, compared with gross profit of $2.5 million, or 3.8 percent, on revenues of $67.1 million for the first quarter of 2003. Pre-tax net loss was $(9.9) million, with income tax expense of $0.8 million for the first quarter of 2004, compared with pre-tax net loss of $(4.5) million and an income tax benefit of $(1.5) million for the same quarter last year.

For the three months ended March 31, 2004, the Company's domestic and Latin American operations generated losses as there was not a sufficient level of contract activity and associated revenues to support its operating cost structure in those geographic areas. This was primarily the result of continuing low levels of vessel utilization due to competitive market conditions in the U.S. Gulf of Mexico and the decreased work in Latin America until the recently awarded contract for Pemex. Also, productivity on execution of certain projects during the first quarter of 2004 was less than initially estimated when the projects were bid.

The Company's inability to collect significant outstanding receivables and claims from Pemex, Iroquois and Williams has continued to impact its liquidity and cause Horizon to closely manage cash during 2004. However, the Company was able to meet its immediate cash needs from the financing secured with the issuance of the $65.4 million Subordinated Notes in March 2004.

In March 2004, Horizon was awarded significant contracts offshore Mexico for Pemex and offshore Israel for the Israel Electric Corporation. Work commenced under the Pemex contract in March 2004, and mobilization is scheduled to begin in June 2004 for the pipeline installation phase of the project. Pursuant to the Israel Electric Corporation contract, the Company is required to obtain a $9.1 million letter of credit to secure a portion of its obligations under the contract. In order to secure this letter of credit, Horizon is currently finalizing terms and documents with Elliott Associates and other holders of the Subordinated Notes to loan the Company at least $10 million and up to $20 million. This loan transaction has not closed and is subject to conditions of closing and obtaining the required consents of the Company's lenders. Completion of this transaction and performance of the Israel Electric Corporation project are vital to the Company's operating activities.

The Company filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 with the Securities and Exchange Commission on May 17, 2004. Reference should be made to the Form 10-Q for a more complete description of the Company's results of operations for the quarter ended March 31, 2004 and the Company's liquidity and capital resources.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; the Company’s ability to obtain performance bonds and letters of credit required to secure its performance under contracts; changes in competitive factors; the potential of receiving an audit opinion with a "going concern" explanatory paragraph from the Company’s independent auditors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward–looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Comparative Tables Follow:

Horizon Offshore, Inc.

Summary Financial and Operating Data

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,

Income Statement Data:

	2004	2003

Contract revenues	$ 42,483	$ 67,061
Cost of contract revenues	42,607	64,527
Gross profit (loss)	(124)	2,534
Selling, general and administrative expenses	5,841	5,418
Operating loss	(5,965)	(2,884)

Other:
Interest expense, net of amount capitalized	(3,737)	(1,543)
Interest income	14	11
Loss on debt extinguishment	(165)	--
Other income (expense), net	(58)	(42)

Net loss before income taxes	(9,911)	(4,458)
Income tax provision (benefit)	787	(1,510)
Net loss	$ (10,698)	$ (2,948)

Earnings per share:
Net loss per share – basic and diluted	$ (0.40)	$ (0.11)

Weighted average shares used in computing net loss per share:
Basic and Diluted	26,542,622	26,387,565

Other Non-GAAP Financial Data:

EBITDA(1)	$ (2,146)	$ 1,209

EBITDA calculation is as follows:

    Net loss

	$ (10,698)	$ (2,948)

Income tax provision (benefit)

	787	(1,510)

Net interest expense

	3,723	1,532

Depreciation and amortization

	4,042	4,135
EBITDA	$ (2,146)	$ 1,209

(1)	Horizon calculates EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense and depreciation and amortization. Net income or loss includes revenues for services for which non-cash consideration is received. EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon's GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon's income statement is included. Horizon believes EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flow from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flow. Horizon’s computation of EBITDA may not be comparable to similar titled measures of other companies.

Contact:

                    Horizon Offshore, Inc.

                    David W. Sharp

                    (713) 361-2630